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                          FIRST AMENDMENT TO SUBLEASE

      This Amendment is executed as of 1/21, 1988 between Filmworks U.S.A., Inc. ("Sublessor") and MCA Concerts, Inc. ("Tenant") and amends the Sublease between the same parties executed as of 1/20, 1988 (the "Original Sublease") pertaining to a portion of the approximately 117 acre parcel commonly known as Lakewood Fairgrounds. The capitalized terms used in this Amendment shall have the same meaning as the same terms in the Original Sublease.

      Sublessor and Tenant agree to amend the Original Sublease as follows:

      1. Dickerson Agreement. Tenant has entered into an Agreement (the "Dickerson Agreement") with Jerry Dickerson ("JD") as of _______________, 1988. One of the inducements for Tenant to execute the Dickerson Agreement was certain assurances given to Tenant by Sublessor that Sublessor would participate in certain of the burdens imposed upon Tenant under the Dickerson Agreement, and Sublessor acknowledges that Tenant would not have entered into the Dickerson Agreement without such assurances from Sublessor, which assurances are memorialized in this Amendment.

      2. Consideration. The consideration for Sublessor's execution of this Amendment is Tenant's execution of the Dickerson Agreement, and Sublessor acknowledges that Tenant executed the Dickerson Agreement in reliance on Sublessor's promise to execute this Amendment.

      3. Recoupment of $25,000. Subsection 5.1 of the Dickerson Agreement provides for Tenant to make a payment to Dickerson of $125,000. Of this $125,000, $25,000 is recoupable by Tenant out of first monies payable to JD by Tenant pursuant to Section 4 and/or Section 5.2 of the Dickerson Agreement. An additional $25,000 of Tenant's payment to JD shall be borne by Sublessor by allowing Tenant to offset $25,000 without interest, from the first monies otherwise due Sublessor by Tenant pursuant to the Original Sublease excluding the first $150,000 payable under the Sublease (including in that $150,000, any prepaid sums under Subsection 4.2.1 of the Original Sublease).


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1/15/88
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      4. Recoupment of 6% Payments. Subsection 5.2 of the Dickerson Agreement
provides for Tenant to make payments to JD in an amount equal to 6% of the rent paid by Tenant to Sublessor. Sublessor shall, during the entire Lease Term, bear one-half of the burden of making the payments to JD specified in Subsection 5.2 of the Dickerson Agreement (i.e. Sublessor shall pay to Tenant an amount equal to 3% of the rent paid by Tenant to Sublessor under the Sublease -- computed without taking into account the offset provided for in Section 3 above and this
Section 4). In order to give effect to Sublessor's contribution to the 6% payment to JD, Tenant shall be entitled to offset an amount equal to one-half of the 6% payment due JD against rent and any other sums otherwise due Sublessor by Tenant pursuant to the Original Sublease as of the first day of the calendar month in which Tenant is obligated to make a payment of said 6% to JD, and if Tenant in good faith believes that the amount of monies subject to offset on said date will be insufficient to cover Sublessor's one-half share of the payment due JD, Tenant may begin offsetting earlier to such extent as Tenant believes in good faith is necessary so that by the time Tenant makes the payment to JD, the Tenant will have offset Sublessor's one-half share of the payment.

      5. Annual Festival. Section 6 of the Dickerson Agreement provides for the Amphitheatre to be made available to JD each year for a one or two day annual festival (the "Festival"). Whether the Festival is a one day or a two day event, Sublessor waives its right to receive any percentage rent computed on net ticket revenues as provided in Subsection 4.3.2.1 of the Original Sublease and on any consideration received in connection with sponsorships as provided in Subsections 4.3.2.2 and 4.3.2.3 of the Original Sublease arising in connection with a festival, and Sublessor's only right to receive percentage rent in connection with a festival shall be based upon income derived by Sublessor from concessions, merchandising, and parking. If a festival is a two day event instead of a one day event all the above provisions shall apply and without derogating from the generality of the foregoing Sublessor shall not be entitled to any percentage rent based upon the 50/50 split of profits as provided in subsection 6.5 of the Dickerson Agreement but will be entitled to treat rent, if any, paid by JD to Tenant under Subsection 6.6 of the Dickerson Agreement as income from a Rental Arrangement under the Original Sublease and, after deducting


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Direct Costs therefrom, as Rental Net as provided in Subsections 4.3.2.4 and
4.3.3.3 of the Original Sublease.

      6. Original Sublease in Effect. Except as expressly amended hereby the Original Sublease remains in full force and effect.

Filmworks U.S.A., Inc.                             MCA Concerts, Inc.


By                                                 By /s/ Marc Bension
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